EXHIBIT 10.1

UNLIMITED EMPLOYMENT AGREEMENT

BETWEEN

Iron Mountain (Schweiz) AG, mit Sitz an der Oberen Ey 4, 4657 Dulliken, Schweiz (hereinafter referred to as the “Company”)

AND

Mark Kidd, Rainstrasse 28, 8038 Zürich, Switzerland (herein after referred to as the “Employee”)

(Together «Parties», each a « Party»)

Section 1. Appointment and Commencement

The Employee is employed as Executive Vice President & GM, Asset Lifecycle Management & Data Centers.

This Employment Agreement will enter into force and effect on 01.07.2026.

This Employment Agreement is conditional upon the Employee having lawful authorization to work in Switzerland. If the Employee is not a Swiss citizen, he/she will submit a copy of his/her work permit to the Company prior to the commencement of his/her employment.

The probationary period is waived. The employee’s prior years of service within the Iron Mountain company are fully recognized.

Section 2. Instructions, Duties, and Responsibilities

The Employee shall exercise his activity under the authority of President and Chief Executive Officer (“Supervisor”), to whom the Employee shall report.

The Employee shall carefully perform the duties and responsibilities entrusted to him and undertakes to devote all his working time and attention to that duties and responsibilities and, more generally, to the business of the Company.

The Employee shall endeavor to promote the legitimate interests of the Company and shall act pursuant to instructions and procedures enacted by the Company.

Section 3. Work Location

The place of work for the employee is the Zurich office at Kloten–Steinackerstrasse 47.

The employee may be obligated to travel within and outside Switzerland.

Any equipment needed for his office when working at home (hard-/software, technology, etc.) is provided by the employee. Laptop and Mobile phone will be provided by the employer.

Section 4. Secondary Employment and Duties of Loyalty

The Employee shall not engage in any activities that might lead to a conflict of interest as to his position with the Company.

The Employee has to inform the Company about any other professional activity, irrespective of whether such activity is remunerated or not and irrespective of whether such activity competes or does not compete with the activities of the Company. The Employee has also to inform the Company about any political engagement in a public function.

Section 5. Working Hours

The working time shall, in principle, be of 42.5 hours per week (Monday to Friday) for an employment rate of 100%. The Employee agrees to perform overtime work if necessary. It is understood that no additional compensation will be paid for overtime.

Section 6. Remuneration and Additional Benefits

The Employee shall receive a gross monthly base salary of CHF 37,987.22, i.e. CHF 455,847.00 on a per annum basis, payable in 12 equal installments on or around the 25th of each month (“Base Salary”).

The Employee will be included in the Iron Mountain Incentive Compensation Plan under conditions to be determined by the Compensation Committee of the Board of Directors of the Iron Mountain Incorporated (“Compensation Committee”) on annual basis. The Employee’s target incentive opportunity under this plan will be 100% of the Employee’s annualized Base Salary as of December 31 (or such other target established by the Compensation Committee), provided the Employee is actively employed at the time payment is made. Company performance and the Employee’s individual performance dictate eligibility for incentive compensation payout.

The Company may pay a bonus to the Employee in its own and full discretion. In no case shall the Employee be entitled to a bonus payment, neither in principle nor with regard to a certain amount, even if the Company made bonus payments in the previous years. If this Employment Agreement has been terminated by a Party prior to the payment date of a bonus, the Employee will not be entitled to the bonus.

The Employee will be eligible for a discretionary annual equity award from Iron Mountain Incorporated in the next annual compensation cycle. The award value, the form of the award, and its terms are subject to the approval of the Compensation Committee, the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan and your applicable award agreement(s), which will be communicated following the grant date of the award.

The Company will deduct from the gross Base Salary as well as from any other benefits, if any, all applicable Employee’s contributions to the Swiss social security insurance (AHV/IV, EO, ALV), the premium for the accident insurance and the premiums for the pension plan as well as withholding taxes, if any, payable by the Employee in accordance with the applicable Swiss statutory laws as in effect from time to time and the rules and regulations of the pension plan.

The Employee will be covered by Severance Program No. 1 under the Iron Mountain Companies Severance Plan (“Severance Plan”), as amended and in effect from time to time. The Employee explicitly acknowledges and agrees that any payment under the Severance Plan is considered to cover any entitlement the Employee may have under the applicable Swiss legislation to a compensation that is in any way related to the termination of the Employment Contract. Therefore, should at any time it be decided by a Court that the Employee would be entitled to a compensation that is in any way related to the termination of the Employment Contract, Parties agree that such compensation is considered to be covered by any payment that is made to the Employee under the Severance Plan.

Section 7. Localization Allowance and Transitional Benefits

7.1 Car allowance: The company provides the employee with a company car or if desired a car allowance (CHF 1,605.05 monthly) and the associated annual insurance premium of CHF 2,130.

7.2 Locality premium: The company provides a monthly locality premium of CHF 8,769.70 monthly. The monthly location premium will be paid as a monthly net amount determined on the basis of the information provided by the company’s selected external data service provider, taking into account both your family size and, your gross base salary and other market factors. The allowance will be paid by our relocation management provider, Sirva, and deposited into your Switzerland bank account. The monthly locality premium is reviewed and adjusted bi-annually in June and December. The monthly locality premium can increase or decrease resulting in an updated premium amount that will be effective in July and January. Negative differentials are not applied.

7.3 Travel Allowance: The company will provide reimbursement for trips to the US each calendar year that must be taken and reimbursed in that calendar year. You and your approved accompanying dependents (spouse and children) will receive 2 business class trips each per calendar year. Trip reimbursement covers the following items: airfare for each approved dependent and airport transfer to and from the airport in the home and host location.
Any additional travel costs are not covered.

7.4 Housing assistance: In lieu of providing you with a monthly housing assistance, the Company will continue to provide the current leased accommodation (held in the Company’s name).

The Company shall not serve notice to terminate the lease prior to notice of termination of your employment. In the event of termination of employment, the Company shall serve notice on the lease promptly following such notice of termination.

The Company will continue to be responsible for the accommodation (including rent and associated costs) until the first permissible lease termination date in accordance with the lease terms (being March 31, June 30, or September 30, with six months’ notice). The Company’s responsibility for the accommodation (including rent and associated costs) will cease upon the earlier of the dates outlined above. No additional housing allowance or compensation will be payable beyond this period.

7.5 Tax Services Support: The Employee shall be entitled to tax preparation and tax assistance provided by the company. The specific terms, conditions and scope of these services are governed by the Tax Policy Addendum attached as Exhibit A.

7.6 Immigration Support: The company will provide you with assistance for Immigration services. You and your approved dependents will be provided with the support necessary to obtain and renew appropriate visas, residence and work permits for the duration of the Employee’s employment under this agreement. Reimbursement of reasonable and customary application fees in connection with a residency, visa or work authorization application that you are required to pay directly to an immigration/consular agency will be reimbursed through Sirva. Issuance of a Work Permit and Visa (travel document) is entirely within the discretion of Immigration Authorities. Denial of an application may not be legally appealable.

7.7 Educational Support: The company will provide you with education assistance of CHF 32,600 per child per school year for reimbursement. The following actual fees as detailed in a school invoice will be reimbursed annually per child: Registration; Tuition; Mandatory school provided transportation; Other mandatory fees required as part of a compulsory study program (documentation required).

Costs associated with uniforms, special programs, meals, exam fees, field trips, computers, sports, recreational, extra-curricular activities and equipment will be your responsibility. Costs for boarding school are not reimbursable.

In the event your employment is terminated for any reason, the Company will not seek to recover any education expenses already reimbursed or paid in respect of the applicable school year prior to the date of termination. No reimbursement will be made for costs incurred after the termination date.

7.8 Medical Insurance:

The company will continue to pay for your coverage for you and your covered dependents on the international medical plan through CIGNA International for the duration of the Employee’s employment under this Agreement.

7.9 Periodic Review of Allowances:

The allowances set forth in Section 7 are provided on a discretionary, non-vested basis. The Company reserves the right to review, adjust, or phase out these allowances at its sole discretion, typically on an annual basis or upon a significant change in the Employee’s role, or local market conditions. Any such adjustment will be communicated to the Employee in writing at least three months in advance of the effective date.

Section 8. Business Expenses

The Employee shall be entitled to the reimbursement of his professional expenses, as reasonably incurred for the account of the Company in line with the Company Travel and Expense Policy as in effect from time to time. The reimbursement shall take place on a monthly basis upon presentation of suitable evidence, duly accepted by the Employee’s Supervisor.

Section 9. Pension Plans and Insurances

The Employee shall participate in the Company’s pension plan as in effect from time to time. Contributions and benefits are determined by the rules and regulations of the pension plan.
The Employee shall be insured against occupational and non-occupational accidents in accordance with the statutory provisions. Employee’s premium share will be deducted from Employee’s Base Salary.
The Company may provide for daily sickness allowances insurance. Any claim to such benefits shall be subject to the applicable statutory provisions and the relevant terms of insurance policy as in effect from time to time. If no insurance is taken out, the Employee will be entitled to the benefits set out by law in respect of any illness suffered by him/her.

Section 10. Vacation

The Employee shall be entitled to 25 days of vacation per annum. The Company shall determine the time and duration of vacation, taking into account the Employee’s wishes to the extent that these are compatible with the interests of the Company.

Section 11. Illness and Accident

The Employee shall notify the Company of any case of absence for illness or accident without delay and shall deliver to the Company a medical certificate confirming the Employee’s incapacity and the duration of that incapacity, from the third day of absence. If the Employee is prevented from working for a longer period of time than stated in the medical certificate, the Employee shall submit another medical certificate. The Company may request the Employee to consult a referee doctor at its discretion.

Section 12: Contract Duration and Termination

This Employment Agreement is of unlimited duration and will continue unless and until this Employment Agreement is terminated by one of the Parties or until the end of the month when the Employee reaches his/her statutory age of retirement.

The notice period for the termination of this Employment Agreement by either Party shall be three months. Such notice shall expire at the end of a calendar month.

Notice must be given in written form, by personal handover, registered mail or fax.

Section 13. Business Secrets and Return of Property

Throughout the duration of this Employment Agreement and after its termination, the Employee shall be bound by an absolute duty of secrecy concerning any information he/she may have become aware of in the service of the Company concerning the Company as well as any of its subsidiaries, parents and affiliates (together the “Group”).
The Employee undertakes in this context not to disclose to any third party, directly or indirectly, any file, document, information or fact regarding the Company or its Group, their organization, their customers, their activities, their turnover, their rates, their selling prices, the services they offer or any other commercial or technical data, unless the Employee is legally obligated under applicable law to disclose confidential information (for example in a court, administrative or other legal proceedings).

Latest at the date of release or the termination date or at any prior other time upon request of the Company, the Employee shall return all business related data, documents and electronic media with information owned by the Company, including but not limited to such data stored on his/her electronic devices. The Employee shall also latest at the termination date delete irrevocably all business related data stored on his/her private electronic devices (including, but not limited to notebooks, mobile phones, external data storage devices and clouds), and submit a written confirmation of the irrevocable deletion of such data. The Employee must also return items like keys, notebook, mobile phone, etc., which belongs to the Company and were placed at his/her disposal during the employment relationship.

The Employee shall execute a declaration confirming that he/she has complied with the provisions of this clause.

Section 14. Data Protection

The Company will hold information about the Employee for a number of purposes connected with his/her employment, for example, payroll operations and the administration of employee benefits. By signing this Employment Agreement, the Employee acknowledges that his personal data is held and may be processed by the Company. This may include personal data being processed in order to ensure that the Company complies with the diverse legal regulations it is subject to, including those of the parent company based in the United States. The Company may transmit personal data outside Switzerland, including to countries in which the data privacy regulations do not guarantee a protection as extensive as in Switzerland (e.g. United States). Personal data may be processed by third parties in order to fulfil administrative functions for the Company.

Section 15. Company Policies and Employee Handbook

The Employee is required to comply with Company’s policies and Employee Handbook as amended by the Company at any time at its discretion.

The employee shall at all times comply with the rules and regulations of the Company relating to equal treatment, sexual harassment, health and safety, compliance, interests of the Company towards third parties and all other rules and regulations issued by the Company. These rules and regulations are or become part of the employment relationship. They may be changed, replaced or abolished by the Company at any time. Any violation of the rules or regulations may result in disciplinary action.

Section 16. Previous Agreements, Amendments and Language

This Employment Agreement replaces any earlier oral and/or written agreement with the Company.
Any amendment to or modification of this Employment Agreement, including this provision, shall be made in writing and duly signed by the Parties. This Employment Agreement is drafted in the English language. In the event of any conflict between the English version and any translation, the English version shall prevail.

Section 17. Governing Law and Jurisdiction

This Employment Agreement is construed under and exclusively governed by Swiss law.

Any dispute arising in relation thereto shall be submitted to the exclusive jurisdiction of the court at the place of work or the seat of the Company.

Executed in Dulliken, on 01.04.2026

In duplicate, with one original copy for each party.

For the Company:	The Employee
_/s/ Karin Hering _____________	__/s/ Mark Kidd ______________
Karin Hering, Authorized Signatory	Mark Kidd, Executive Vice President & GM, Asset Lifecycle Management & Data Centers
Iron Mountain (Schweiz) AG

EXHIBIT A: TAX POLICY ADDENDUM
TO THE UNLIMITED EMPLOYMENT AGREEMENT DATED 1.04.2026

Section 1. Integration and Purpose

This Addendum is an integral part of the Unlimited Employment Agreement (the "Main Agreement") between Iron Mountain (Schweiz) AG ("Company") and Mark Kidd ("Employee"). In the event of any inconsistency between the Main Agreement and this Addendum regarding tax matters, the provisions of this Addendum shall prevail.

Section 2. Tax Assistance

You will continue to be eligible for tax consultations with Iron Mountain’s approved tax provider, Vialto Partners, in Switzerland and the US. The consultations provide an opportunity for you to discuss the tax considerations arising from your localization in Switzerland.

You will also be provided with tax return preparation assistance by Iron Mountain’s approved tax provider for Switzerland and the US during the initial localization period for the tax years 2026 and 2027 and for any subsequent tax years in which the Employee receives or vests in compensation that was granted during the prior international assignment period. Following the 2027 tax year, continued tax assistance for standard local Swiss filings is at the Company’s discretion, unless required to settle trailing US tax obligations. The company will pay for the cost of these services provided you use our approved tax provider.

It is your responsibility to provide the necessary tax return information to our tax provider on a timely basis. Interest and penalties due to late submission of tax return information will be your responsibility.
Services by the company’s tax provider do not include individualized personal financial planning or legal tax advice.
You will be eligible for tax protection for the duration of your Swiss employment contract after localizing in Switzerland. Under tax protection, you will be responsible for the lesser of your actual origin country taxes (if applicable) on your company income and allowances, or your stay-at-home tax liability (e.g., federal, state, local income and social taxes, including pension/retirement contributions, as applicable) on your company income. You will continue to be tax-equalized on any trailing compensation related to your assignment period to ensure you remain in a tax-neutral position.

You will be responsible for the payment of actual taxes due to the relevant tax authorities. Each year, a final tax reconciliation calculation will be prepared to settle your tax obligations on your company income and allowances.
This Tax Policy Addendum replaces and supersedes any prior oral or written agreements, representations, or understandings between the Employee and the Company regarding Tax Support. Any amendment to or modification of this Employment Agreement, including this provision, shall be valid only if made in writing and duly signed by both Parties.

Governing Language: This Agreement is executed in the English language.
This Tax Policy Agreement is construed under and exclusively governed by Swiss law.

Any dispute arising in relation thereto shall be submitted to the exclusive jurisdiction of the court at the place of work or the seat of the Company.

Executed in Dulliken, on 01.04.2026

In duplicate, with one original copy for each party.

For the Company:	The Employee:
__/s/ Karin Hering __________	___/s/ Mark Kidd ______________
Karin Hering, Authorized Signatory	Mark Kidd, Executive Vice President & GM, Asset Lifecycle Management & Data Centers
Iron Mountain (Schweiz) AG